NEWS RELEASE

Further Information Contacts:
AT OLD REPUBLIC:	AT FINANCIAL RELATIONS BOARD:
A. C. Zucaro: Chairman & CEO	Analysts/Investors: Marilynn Meek
(312) 346-8100	(212) 827-3773

OLD REPUBLIC'S BOARD OF DIRECTORS DECLARES THIRD QUARTER 2017 CASH DIVIDEND, AND REPORTS ON CORPORATE GOVERNANCE MATTERS

CHICAGO – August 24, 2017 – Old Republic International Corporation (NYSE: ORI) today announced the following decisions taken by the Board of Directors at its regularly scheduled quarterly meeting.

1)    The Board declared a quarterly cash dividend payment on the Company’s common stock of 19 cents per share. This dividend is payable September 15, 2017 to shareholders of record on September 5, 2017. Subject to Board approval of each quarter's new rate, the full year's cash dividend will amount to 76 cents per share compared to 75 cents paid in 2016.

This latest dividend increase marks the 36th consecutive year that Old Republic has boosted its cash dividend rate, and 2017 becomes the 76th year of uninterrupted cash dividend payments. For the 25 years ended in 2016, the Company's total market return, with dividends reinvested, has grown at a compounded annual rate of 10.0 percent per share. For the same period, the total market return, with dividends reinvested, for the S&P 500 Index has grown at a 9.2 percent annual compounded rate. During those years, Old Republic's shareholders' equity account, inclusive of cash dividends, has risen at an average annual rate of 9.5 percent per share, and the regular cash dividend has grown at a 9.0 percent annual compounded rate. According to the most recent edition of Mergent's Dividend Achievers, Old Republic is one of just 96 qualifying companies, out of thousands considered, that have posted at least 25 consecutive years of annual dividend growth. The list of these 96 companies includes some of the most iconic brands of American industry. Among the list, Old Republic is in 66th place and is one of just five publicly held insurance businesses to achieve this distinction.

2)    The election of the four Class 3 nominees to continue as Board members was confirmed as each nominee received a majority and/or plurality of the votes cast.

3)    The ratification of KPMG LLP as Old Republic's independent registered public accounting firm for 2017 was acknowledged. The retention of this firm was approved following a review of its proposed fee and audit scope for 2017.

4)    The shareholders' advisory votes on proposals dealing with executive compensation and the frequency of approving the Company's policies, practices and procedures concerning executive officers, commonly referred to as a "Say-on-Pay" proposal were acknowledged and adopted.

5)    The shareholders' advisory vote approving a proposal seeking adoption of a so-called "proxy access" bylaw was acknowledged. As already noted, the Board believes that Old Republic's longstanding governance structure and the management of its affairs have helped produce industry-beating value creation for all of its long-term investors and important stakeholders. As a result, the Board has concluded that the Company's governance structure is appropriately designed to promote managing the business for the long term and no change to the bylaws is warranted.

About Old Republic

Chicago-based Old Republic International Corporation is one of the nation's 50 largest publicly held insurance organizations. Its most recent financial statements reflect consolidated assets of approximately $19.35 billion and common shareholders' equity of $4.66 billion, or $17.85 per share. Its current stock market valuation is approximately $5.08 billion, or $19.27 per share.

The Company is organized as an insurance holding company whose subsidiaries actively market, underwrite, and provide risk management services for a wide variety of coverages mostly in the general and title insurance fields. A long-term interest in mortgage guaranty and consumer credit indemnity lines has devolved to a run-off operating mode in recent years.

For Old Republic's latest news releases and other corporate documents: Please visit us at www.oldrepublic.com

Alternatively, please write or call: Investor Relations Old Republic International Corporation 307 North Michigan Avenue • Chicago, IL 60601 312-346-8100

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